Exhibit 10.4

October 24, 2011

Mr. Charles W. Stankiewicz
31 Hawk Feather Circle
Madison, WI 53717

Dear Charles:

On behalf of the President and Chief Executive Officer of ZBB Energy Corporation (“ZBB”), I am delighted to invite you to join our company as its Executive Vice President-Operations, and as a member of our Board of Directors. This letter agreement sets forth the terms of your employment.

1.           Position:

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You will serve as ZBB’s Executive Vice President-Operations and report to ZBB’s President and Chief Executive Officer. Your services to ZBB will be performed in Menomonee Falls, Wisconsin. You acknowledge, however, that you may be required to travel in connection with the performance of your duties hereunder.

•	This offer is conditional based on approval from the company’s Compensation Committee.

•	As a condition to your appointment, you will be required to enter into a Restrictive Covenant Agreement (Exhibit “A”).

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During your employment by ZBB, you may accept a position on the board of directors of any company that does not directly compete with the business of ZBB, provided such position is approved in advance by ZBB’s Board of Directors.

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Nothing contained in this letter will be construed as conferring upon you any right to remain employed by ZBB or any of its subsidiaries or affiliates or affect the right of ZBB or any of its subsidiaries or its affiliates to terminate your employment at any time for any reason or no reason, subject to the obligations of ZBB as set forth herein.

2.           Salary:

•	You will be entitled to an annual salary of $225,000, payable in accordance with ZBB’s normal salaried payroll practices.

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The President & Chief Executive Officer will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of the President & Chief Executive Officer, the performance of ZBB or your services merit such an increase.

•	ZBB shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is required to withhold under applicable law.

•	You shall be entitled to an annual cash bonus of up to $100,000 based on meeting specific Profit & Loss (P&L) metrics (to be determined).

3.           Options:

•	Effective as of the date of your appointment, you will receive two option awards.

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You will be granted an option to purchase 400,000 shares with an exercise price equal to the closing price of ZBB’s common stock on the NYSE Amex on the date of your appointment. This option will be an Inducement Option.

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Vesting will be over 3 years with the first 1/3 vesting one year from the start of your employment and the remaining 2/3 vesting in 24 equal monthly installments as of the end of each calendar month beginning on November 9, 2012 and ending on November 9, 2014.

o	This option will immediately vest upon a “Change of Control” of ZBB. The definition of “Change of Control” is attached as an exhibit to this letter.
o	The option will not be exercisable as to any portion thereof after the eighth anniversary of the grant date.
o	The option will have such other terms and conditions specified in the form of option agreement provided to you.

•	You will also be granted an option to purchase 100,000 shares with the same exercise price specified above.
o	The option will vest in two equal installments upon the Compensation Committee’s confirmation that certain performance targets are met (to be determined).
o	The option will not be exercisable as to any portion thereof after the eighth anniversary of the grant date.
o	The option will have such other terms and conditions specified in the form of option agreement provided to you.

4.           Commuting and Other Expenses:

•	We will reimburse your commuting expenses to and from ZBB’s corporate offices in the following manner:
o	IRS mileage reimbursement for miles that exceed 60 miles round trip to and from your home to ZBB’s corporate offices.
o	This reimbursement will not exceed $10,000 per year.

•	Expenses for other company travel will be reimbursed in accord with ZBB’s travel policy.

5.           Benefits:

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During the term of your employment by ZBB, ZBB will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ZBB (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ZBB of similar rank.

•	You will receive four (4) weeks of Personal Time Off (PTO) per calendar year, in accordance with Company policy in effect from time to time.

•	You will also receive 10 paid holidays per calendar year, in accordance with Company policy in effect from time to time.

6.           Benefits Upon Termination:

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Without giving effect to the timing of the payment of your base salary for 2011 as set forth in Section 2, above, you will be entitled to a severance payment in an amount equal to four (4) months of your annual base salary as then in effect paid in accordance with ZBB’s normal salaried payroll practices as then in effect in the event (a) ZBB terminates your employment for any reason other than “Cause” or “Disability”, (b) you terminate your employment with ZBB for “Good Reason”, or (c) you die.  In the event your employment with ZBB is terminated due to “Disability,” you will be entitled to a severance payment in an amount equal to your base salary as then in effect from the date of termination through the date on which benefits under the long-term disability policy begin, but in no event longer than 90 days, paid in accordance with ZBB’s normal salaried payroll practices as then in effect.  The definitions of “Cause”, “Disability” and “Good Reason” are attached as an exhibit to this letter.  In each case, this severance benefit will be contingent on your execution of a release in a form acceptable to ZBB which is not withdrawn or otherwise revoked within the applicable statutory and/or regulatory time periods or otherwise.  You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

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If you terminate your employment with ZBB for “Good Reason”, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination, then ZBB shall pay your monthly premium under COBRA until the earlier of:  (i) the last day of the four month period following such termination or (ii) the date on which you are offered or obtain health insurance coverage in connection with new employment or self-employment.  If you are not eligible for COBRA coverage because you have waived health insurance coverage, then, subject to the dollar limits above, ZBB shall pay your monthly premium for long-term disability conversion coverage until the earlier of:  (i) the last day of the four month period following such termination or (ii) the date on which you are offered or obtain long-term disability insurance coverage in connection with new employment or self-employment

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If you terminate your employment with ZBB other than for “Good Reason” or ZBB terminates your employment for “Cause”, you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.  In either case, you will not be entitled to any severance payment and you will not be entitled to the payment of the premiums specified above.

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As a condition to your appointment, you will be required to enter into a restrictive covenant agreement.  If you breach the provisions of the restrictive covenant agreement, then you shall forfeit any unpaid severance payments and COBRA coverage premiums as of the time of ZBB’s determination of the breach, and you shall repay to ZBB any severance payments and COBRA coverage premiums you have received as of the time of ZBB’s determination of the breach as soon as practicable after ZBB provides a written demand for payment to you.

•	As a condition to your appointment, you will be required to provide a resignation from the Board of Directors in the form previously provided to you.

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You hereby represent and warrant that you are not bound by any employment or confidentiality agreement or other obligation or commitment, whether contractual or otherwise, that would be inconsistent, or place you in a position of conflict, with your position as Executive Vice President-Operations of ZBB or this letter agreement.

7.           Timing; Miscellaneous Provisions:

•	The date of your appointment as Executive Vice President-Operations of ZBB will be November 9, 2011.

•	This offer is conditional based on completion of a drug test with a negative result and background check.

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This letter agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of ZBB’s business and/or assets.  For all purposes under this Agreement, the term “ZBB” shall include any successor to ZBB’s business and/or assets which become bound by this letter agreement.

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This letter agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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Notices and all other communications contemplated by this letter agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ZBB in writing.  In the case of notices to ZBB, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

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No provision of this letter agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ZBB (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth or referenced in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.  This letter agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.

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Any termination of this letter agreement shall not release either ZBB or you from our respective obligations to the date of termination nor from the provisions of this letter agreement which, by necessary or reasonable implication, are intended to apply after termination of this letter agreement.

•	The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Wisconsin (other than provisions governing the choice of law).

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The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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This letter agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  ZBB may assign its rights under this letter agreement to any entity that assumes ZBB’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of ZBB’s assets to such entity.

•	This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

We feel that this offer reflects the confidence we have in your ability to guide the growth of ZBB and to achieve a significant enhancement of shareholder value.  We very much look forward to having you join us as our Executive Vice President-Operations.  If you agree to the terms of this letter agreement, please execute the letter agreement below.

With warm regards,

ZBB ENERGY CORPORATION

Eric Apfelbach
President & Chief Executive Officer

Agreed and accepted as of November 3, 2011.

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Charles Stankiewicz